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                                                                 EXHIBIT 4(d)(4)

                             AMENDED AND RESTATED
                  ASSIGNMENT OF FACTORING PROCEEDS AGREEMENT

     Texfi Industries, Inc., a Delaware corporation, (the "Borrower"), assigns to BankBoston, N.A., a national banking association, (together with its successors in such capacity, the "Agent") for the ratable benefit of the financial institutions (the "Lenders") as are or may from time to time become parties to that certain Loan and Security Agreement dated as of August 28, 1998 (together with any modifications, substitutions, supplements, amendments, renewals or restatements thereof, the "Loan Agreement"), and grants to the Agent, for its benefit and the benefit of the Lenders, a security interest in all funds now or hereafter payable to the Borrower by The CIT Group/Commercial Services, Inc. (the "Factor") pursuant to the factoring agreement annexed as Exhibit A hereto (as at any time amended, the "Factoring Agreement") between the Borrower and the Factor.

     The Agent understands that the amount of funds, if any, that may be payable at any time to the Borrower pursuant to the Factoring Agreement is uncertain. Further, this Agreement is subject to and shall not affect any rights of the Factor, under the terms and conditions of the Factoring Agreement or applicable law, with respect to the right to "charge back" to the Borrower's account any disputed invoices and other items and sums. Any credit balance shown on any statement of account is provisional only and is subject to such charges.

     The Borrower hereby authorizes the Factor, and the Factor agrees, to provide to the Agent (i) copies of the monthly factoring statement plus interim reports and such other information as the Agent may reasonably request from time to time and (ii) a copy of the monthly detailed aging and such other information pertaining to the factoring relationship as the Agent may reasonably request from time to time.

     The Borrower hereby directs the Factor to pay to the Agent, and the Factor agrees to pay to the Agent, such funds as the Factor in its discretion determines to be payable to the Borrower from time to time pursuant to the Factoring Agreement. Such payment shall be for the account of the Borrower. The Factor is hereby authorized to recognize the Agent's claim to rights hereunder without investigating the reason for any action taken by the Agent or the validity or the amount of obligations of the Borrower to the Agent and the Lenders.

     This Assignment cannot be terminated by the Borrower or the Factor but only upon the Factor's receipt of a written termination notice from the Agent. Such notice shall be sent by certified mail, return receipt requested to:

                    The CIT Group/Commercial Services, Inc.
                    1211 Avenue of the Americas
                    New York, New York 10036
                    Attention: Grover P. Reinle, Senior Vice President Telecopy No. (212)382-6840

     The following terms shall have the meanings ascribed to herein:
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          Account Debtor- any person who is or may become obligated under or on
          --------------
a  Receivable.

          Agent Senior Collateral - all Borrower's Property in which Agent has a
          -----------------------
Lien other than any such Property that constitutes Factor Senior Collateral.

          Borrower Risk Factored Receivable - a Factored Receivable (or portion
          ---------------------------------
thereof) that is not a Factor Risk Factored Receivable.

          Factor Risk Factored Receivable - a Factored Receivable (or a portion
          -------------------------------
thereof) for which, pursuant to the Factoring Agreement, Factor bears the risk of loss in the event of non-payment thereof.

          Factor Senior Collateral - all of Borrower's now existing and
          ------------------------
hereafter created Receivables, that are Factored Receivables, all proceeds thereof and all returned, reclaimed and repossessed goods relating thereto.

          Factored Receivable - a Receivable factored by Borrower with Factor in
          -------------------
accordance with and pursuant to the terms and provisions of the Factoring Agreement.

          House Receivable - a Receivable owned by the Borrower (a) the payment
          ----------------
of which is secured or supported by a letter of credit, (b) is a Receivable existing on the date hereof which Factor, in its discretion, elects not to factor, or (c) which is a Receivable that has been reassigned by Factor to Borrower pursuant to the Factoring Agreement.

          Ledger Debt - any sums owing to the Factor arising from the Borrower's
          -----------
purchases from other clients of Factor.

          Lien - any interest in Property securing an obligation owed to, or a
          ----
claim by, a person other than the owner of the Property, whether such interest is based on common law, statute, judicial order or contract.

          Property - any interest in any kind of property or asset, whether
          --------
real, personal or mixed, or tangible or intangible.

          Receivable - all rights of Borrower to payment for goods sold or
          ----------
leased or services rendered whether constituting an account, contract right, chattel paper, general intangible or instrument.

     Until this Assignment is terminated pursuant to the preceding paragraph, the Borrower and Factor agree that, notwithstanding anything contained to the contrary in the Factoring Agreement or any other document, all of Borrower`s Receivables arising from and after date hereof, with the sole exception of the House Receivables, shall be factored with and assigned to the Factor and such other institution or institutions which may factor the Borrower`s Receivables, in accordance with the Factoring Agreement and agreements with the other institution who may factor the Borrower`s Receivables. Borrower and Factor further agree that not less than 2/3 of the amount of all of Borrower`s Factored Receivables, arising from and after

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date hereof, shall be factored with and/or assigned to Factor, with the remaining 1/3 with the other institution or institutions which may factor the Borrower`s Receivables.

     The Factor shall remit to the Agent, for application by Agent in accordance with the Loan Agreement, all monies due or to become due to the Borrower under the Factoring Agreement, including, without limitation, all sums payable by the Factor in connection with its purchase of any Receivables regardless of whether or not any such Receivables are Borrower Risk Factored Receivables or Factor Risk Factored Receivables provided that the Factor may deduct from or offset
                          --------
against any proceeds of a Factored Receivable the commission, fees and collections expenses attributable thereto and may apply any proceeds of Factor Risk Factored Receivables to the unpaid balance of any Factor Risk Factored Receivable that is properly charged back to the Borrower pursuant to the Factoring Agreement as well as any collection expenses attributable to such unpaid Factor Risk Factored Receivable. Notwithstanding anything to the contrary in the Factoring Agreement, the Factor shall not deduct from or offset against any amounts otherwise payable under the Factoring Agreement any Ledger Debt, provided that the foregoing shall not prohibit the Factor from receiving,
      --------
or the Borrower from paying by direct remittance to the Factor, any sums with respect to such Ledger Debt from time to time in accordance with the prior course of conduct between the Borrower and the Factor. If the Factor shall receive any payment, distribution or other recovery of Property in respect of any Factored Receivables (i) in any bankruptcy or other insolvency proceeding of any Account Debtor or (ii) as a result of any litigation or threatened litigation against any Account Debtor after such Factored Receivables are turned over to an attorney for collection, such payment, distribution or other recovery shall be shared between the Factor and the Agent ratably based upon the portion of the Factored Receivables on account of which such payment, distribution or other recovery is made that constitutes Factor Risk Factored Receivables and the portion that constitutes Borrower Risk Factored Receivables.

     With respect to Borrower`s Receivables which constitute House Receivables, such House Receivables will not be factored by Factor. Any collections which Factor may receive from the House Receivables shall be remitted by the Factor to the Agent for application by Agent in accordance with the Loan Agreement.

     Borrower further agrees that notwithstanding anything contained in the Factoring Agreement, it will not (i) borrow from or obtain any loan, secured or unsecured, from the Factor, nor take any advance or anticipated payment against any monies due under the Factoring Agreement, (ii) have the Factor guarantee any amount due or to become due from the Borrower to any third party other than Ledger Debt, or (iii) have the Factor open any letters of credit on behalf of the Borrower. The Factor agrees that it will not extend any such accommodations to the Borrower. The Factor further agrees not to amend the Factoring Agreement (except for changes in commission) without the Agent`s prior consent, and warrants that the Factoring Agreement attached hereto as Exhibit B comprises the entire Factoring Agreement on the date of this Assignment.

          The Factor agrees to notify the Agent in writing of the sending by the Factor to the Borrower of any notice of termination of the Factoring Agreement. Such notice shall be sent by certified mail, return receipt requested to:

                    BankBoston, N.A.
                    Suite 800

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                    300 Galleria Parkway, NE
                    Atlanta, Georgia 30339
                    Attention: John W. Getz
                    Telecopy No.. (770) 859-2437

     The terms of this Agreement may not be altered except by a written agreement signed by the Borrower, the Factor and the Agent.

     The Agent warrants and represents to the Factor that it holds a first priority perfected security interest in the collected funds assigned hereunder for itself and the ratable benefit of Lenders and that the Agent is entitled to receive all amounts otherwise available to the Borrower pursuant to the Factoring Agreement. The Agent hereby agrees to indemnify and to hold the Factor harmless from any and all liability or expense which may be incurred by reason of the Factor's recognition of the assignment and security interest herein contained and its remittances to the Agent as herein provided. This indemnity shall survive termination of this Agreement.

     The Agent agrees that any interest that it may have in the Factor Senior Collateral shall be and hereby is made junior and subordinate to the interest of the Factor therein. The Agent agrees that its subordination hereunder shall survive termination of this Agreement and shall remain in full force and effect until all obligations of the Borrower to the Factor under the Factoring Agreement have been satisfied in full. The Agent further agrees that until all of the obligations of the Borrower to the Factor have been satisfied in full, it will not enforce its security interest in the Factor Senior Collateral, nor will it attach, levy upon, execute against, exercise any rights, assert any claim or take any action or institute any proceedings with respect thereto except for collection efforts with regard to Borrower Risk Receivables.

     The Factor agrees that any security interest that it may have in the Agent Senior Collateral shall be and hereby is junior and subordinate to the interest of the Agent therein. The Factor agrees that its subordination hereunder shall survive termination of this Agreement and shall remain in full force and effect until all obligations of the Borrower to the Agent and the Lenders under the Loan Agreement have been satisfied in full. The Factor further agrees that until all of the obligations of the Borrower to the Agent and the Lenders under the Loan Agreement have been satisfied in full, it will not enforce its security interest in the Agent Senior Collateral, nor will it attach, levy upon, execute against, exercise any rights, assert any claim or take any action or institute any proceedings with respect thereto. Upon the request of Borrower and with the written consent of the Agent, the Factor may, at its option, attempt to collect the House Receivables. Subject to the payment of all fees and collection expenses Factor will remit all such collections to the Agent.

     The subordination and relative priority agreements set forth herein are expressly conditioned on the non-avoidability and perfection of the interest to which another interest is subordinated and if the interest to which another interest is subordinated is not perfected or is voidable for any reason, then the subordination provided for herein shall not be effective as to that particular property.

     The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Georgia. This Agreement shall bind the parties and their respective

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successors and assigns. This Agreement is for the benefit of the Factor, the
Agent and the Lenders only and their respective successors and assigns.

     This Agreement (the "Amended and Restated Assignment of Factoring Proceeds") replaces in its entirety that Assignment of Factoring Proceeds Agreement dated as of August 28, 1998 between Borrower, Factor and Agent, as amended, modified, supplemented or extended.

     This Agreement may be executed in counterparts, each of which when so executed, shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the 28 day of December, 1999.


                              TEXFI INDUSTRIES, INC.,
                              Borrower

                              By: /s/ Robert P. Ambrosini
                              Name:   Robert P. Ambrosini
                              Title:  EVP & CFO

Accepted and Agreed:

BANKBOSTON, N.A., as Agent

By: /s/ John W. Getz
Name:   John W. Getz
Title:  Authorized Officer


THE CIT GROUP/COMMERCIAL SERVICES, INC.

By: /s/ Grover P. Reinle
Name:   Grover P. Reinle
Title:  SVP

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